Exhibit 10.10

ViroPharma Incorporated

Board Compensation Policy

Members of the Board of Directors of ViroPharma Incorporated (the “Board”) that are non-executive officers of ViroPharma Incorporated (the “Company”), and directors that are not affiliated with a person or entity that has been granted a contractual right to appoint a director to the Board (“Eligible Directors”), shall receive compensation in accordance with the policy set forth below. Eligible Directors shall not be entitled to receive any other compensation for service on the Board.

Cash Retainer Fees:

Effective January 1, 2011, the annual cash retainer fees for Eligible Directors shall be as follows:

Description	Annual Amount

Annual Retainer	$40,000

Additional Retainer for Chairman of the Board	$30,000

Additional Retainer for Lead Independent Director[i]	$10,000

Committee Chair Retainer	Audit Committee: $20,000

Compensation Committee: $10,000

Nominating and Governance Committee: $5,000

Committee Retainer	Audit Committee: $10,000

Compensation Committee: $8,000

Nominating and Governance Committee: $5,000

In the event a new Eligible Director is elected or appointed to the Board, such Eligible Director shall be eligible to receive as compensation for service as a member of the Board a pro-rated amount of the annual retainer based on the period from the date of election or appointment through the end of the calendar year.

In addition, Eligible Directors shall also receive reimbursement for reasonable travel expenses for each board and committee meeting that they attend.

Equity Award Grants:

Effective January 1, 2011, Eligible Directors shall receive equity awards as follows:

Initial Equity Award Grant

Upon his or her initial election to the Board, Eligible Directors shall receive a grant of (i) an option to purchase 12,500 shares of common stock, and (ii) 6,250 Restricted Stock Units (“RSUs”); each vesting in equal increments over three (3) years.

Annual Equity Award Grant

Once each year Eligible Directors shall also receive a grant of (i) an option to purchase 15,000 shares of common stock and (ii) 4,500 RSUs; each vesting in full after one (1) year from the date of grant.

In a director’s initial year of service, he or she will be entitled to receive (1) the Initial Equity Award Grant, and (2) a pro-rata portion of the Annual Equity Award grant.

Each equity grant will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Board of Directors to evidence such type of grant pursuant to this policy and the Company’s Amended and Restated 2005 Equity Incentive Plan.

Taxes

Each Eligible Director is responsible for his/her own taxes, tax planning and tax filings regarding any cash retainer amounts paid and any grant of an Initial Equity Award Grant or Annual Equity Award Grant to such Eligible Director by the Company, including, without limitation, any Section 83(b) election that such Eligible Director may wish to file. The Company will not assume any liability or obligation regarding any tax filing (including Section 83(b) elections) even if the Eligible Director has requested, and the Company has agreed to prepare and/or file any such filings with the appropriate tax authorities.

Administration; Amendment; Governing Law

This policy shall be administered by the Compensation Committee of the Board. The Board may amend or terminate this policy at any time, provided, however, that equity awards under this policy will cease without any action of the Compensation Committee or Board if the Plan expires and the Board does not designate a successor plan under which the equity awards are to be made. This policy shall be administered and enforced according to the laws of the Commonwealth of Pennsylvania.

[i]	The Chairman of the Board shall receive compensation only if such Chairman is an independent director as set forth in requirements of the Nasdaq Stock Market.